Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
          We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of Cepheid pertaining to the 2000 Employee Stock Purchase Plan for the registration of 400,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 29, 2008 with respect to the consolidated financial statements and schedule of Cepheid and the effectiveness of internal control over financial reporting of Cepheid included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
March 25, 2008